Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (“Agreement”) dated this 24th day of May, 2012 between Choice Hotels International, Inc. (“Employer”), a Delaware corporation with principal offices at 10750 Columbia Pike, Silver Spring, Maryland 20901, and Stephen P. Joyce (“Employee”), sets forth the terms and conditions governing the employment relationship between Employee and Employer, and replaces the First Amended and Restated Employment Agreement between the parties dated April 30th, 2008, as amended on September 16, 2010 (the “First Amended Employment Agreement”).

WHEREAS, Employee has been employed by Employer since 2008 pursuant to the First Amended Employment Agreement, and Employee and Employer now desire to extend the term and otherwise modify the First Amended Employment Agreement as provided herein;

NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Employment. Employer hereby continues to employ Employee as President and Chief Executive Officer (“CEO”). Employee hereby accepts such continuance of employment upon the terms and conditions hereinafter set forth, and agrees to faithfully and to the best of his ability perform such duties as may be from time to time assigned by Employer’s Board of Directors (the “Board of Directors”), such duties to be rendered at the principal office of Employer, subject to reasonable travel. Employer shall assign to Employee only those duties consistent with his position as President and CEO. Employee, in his position as President and CEO, shall report directly to the Board of Directors and all senior executives of Employer shall continue to report either directly to Employee or indirectly through other senior executives. Employee also agrees to perform his duties in accordance with policies established by the Board of Directors, which may be changed from time to time. During the Term, Employee shall be nominated by the Board of Directors for election to the Board of Directors as a Class III director.

2. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement (the “Term”) shall be effective as of May 25, 2012 (the “Effective Date”) and shall terminate five (5) years thereafter (the “Termination Date”).

3. Compensation. For all services rendered by Employee under this Agreement during the Term, Employer shall pay Employee the following compensation:

(a) Salary. Employee shall be paid a base salary at the rate of Nine Hundred Thousand Dollars ($900,000) per annum. The base salary will be payable in equal bi-weekly installments, less required and authorized deductions and withholdings. Such salary shall be reviewed by the Compensation Committee of the Board of Directors (the “Compensation Committee”) on the next annual review of officers and each annual review thereafter and may be increased at the discretion of Employer. If the base salary is increased it shall not thereafter be decreased during the Term.

(b) Incentive Bonus. During the Term, Employee shall have the opportunity to earn based on performance a target bonus of One Hundred Percent (100%) per annum of the base salary set forth in subparagraph 3(a) above in accordance with Employer’s bonus plans as adopted from time to time by the Board of Directors. If earned, the bonus will be paid no later than March 15 of the year following the year in which the bonus was earned.

(c) Award of Performance-Based Restricted Stock. As of the Effective Date, Employee’s Initial PBRS grant (as such term is defined in the First Amended Employment Agreement) shall terminate and cease to vest. On the Effective Date, Employer shall grant to Employee an award of performance-based restricted stock units, the vesting of which shall be subject to achievement of performance criteria set by the Employer’s Compensation Committee (the “2012 PBRS”). The target number of shares of the 2012 PBRS shall be calculated based on a fair market value on the Effective Date (as reported at the closing price on such date) in the amount of Two Million Dollars ($2,000,000). The actual payout of the award will be subject to leveraging between 60% and 166% of target based on the level of attainment of the performance criteria, assuming the minimum target is achieved.

(d) Stock Awards and Option Grants. In addition to the 2012 PBRS set forth in Section 3(c) above, Employee shall be eligible to receive annual awards of options to purchase Common Stock, time-based restricted stock and/or performance-vested restricted stock (“Annual Awards”) under the Choice Hotels International, Inc. Long Term Incentive Plan (the “LTIP”), or similar plan, in accordance with the policy of the Board of Directors as in effect from time to time. The value of the Annual Awards issued to Employee each year after the Effective Date will be based on a multiple of Employee’s base salary, which multiple shall be determined in the discretion of the Compensation Committee. The value of stock options will be based on a Black-Scholes valuation. Awards of performance-vested restricted shares, including those awards made during the term of the First Amended Employment Agreement as well as those made pursuant to this Agreement, will be referred to herein as the “PVRS.”

(e) Deferred Compensation Plan. From and after the Effective Date, Employee shall continue to participate in the Choice Hotels International Executive Deferred Compensation Plan approved September 25, 2002 (the “Deferred Comp Plan”). For purposes of Section 5.1 of the Deferred Comp Plan, Employee upon attaining age fifty-five (55) while employed by Employer shall be deemed to have ten (10) Years of Service.

(f) Use of Employer’s Aircraft. Employee shall, subject to availability, have the right to use Employer’s then current corporate aircraft for personal use for up to forty (40) flight hours per year during the Term consistent with Employer’s Aircraft Use Policy.

(g) Reimbursement of Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in the performance of services hereunder (given the position and title of Employee), including all expenses of travel and living expenses while away from home on business or at the request of and in the service of Employer in accordance with Employer’s policy for Employer’s President and CEO. Such expenses will be reimbursed by Employer no later than March 15 of the calendar year following the year in which the expenses were incurred.

(h) Other Benefits. Employee shall, when eligible, be entitled to participate in all other retirement, health, welfare and fringe benefit plans and policies, including but not limited to Employer’s vacation policy and Flex Perquisite Plan, generally accorded the other most senior executive officers of Employer as are in effect from time to time on the same basis as such other senior executive officers at the participation level associated with Employer’s President and CEO. Such participation level shall be no less favorable than that generally accorded to the other most senior executive officers of Employer. Notwithstanding the foregoing, Employee may participate in the Flex Perquisite Plan in an amount not to exceed $31,800 per year or such higher amount as may be approved by the Compensation Committee from time to time.

4. Extent of Services. Employee shall devote his full professional time, attention, and energies to the business of Employer, and shall not, during the Term, be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; but the foregoing shall not be construed as preventing Employee from investing his assets in (i) the securities of public companies, or (ii) the securities of private companies or limited partnerships outside the lodging industry, if such holdings are passive investments of one percent (1%) or less of outstanding securities and Employee does not hold positions of officer, employee or general partner in such companies or partnerships. Employee shall be permitted to serve as a director of companies outside of the lodging industry so long as such service does not inhibit his performance of services to Employer. Employee shall not be permitted to serve as a director of any company within the lodging industry unless (i) Employer’s Corporate Compliance officer has determined in advance that there is no conflict of interest and (ii) such service does not inhibit his performance of services to Employer. Employee warrants and represents that he has no contracts with, or obligations to, others which would materially inhibit the performance of his services under this Agreement. Employee may engage in charitable, civic, fraternal, professional and trade association activities that do not materially interfere with Employee’s obligations to Employer.

5. Disclosure and Use of Confidential Information, Non-Compete.

(a) Employee recognizes and acknowledges that information about Employer’s and affiliates’ present and prospective clients, customers, franchises, management contracts, acquisitions, business and personnel, as such may exist from time to time, and to the extent it has not been otherwise disclosed, is a valuable, special and unique asset of Employer’s business (“Confidential Information”). Throughout the Term and after termination or expiration of this Agreement for whatever cause or reason Employee shall not directly or indirectly, or cause others to, make use of or disclose to others any Confidential Information; provided that Employee may disclose any information (i) as may be required by Employee’s duties to Employer and for the benefit of Employer, (ii) as may be required by applicable law, order, regulation or ruling, and (iii) as may be required or appropriate in response to any summons or subpoena in connection with any litigation. Notwithstanding the foregoing, Confidential Information does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Employee; or (ii) is developed by Employee or on his behalf without reliance on information furnished to Employee by Employer or its agents.

(b) For a period of two (2) years after the expiration or termination of Employee’s employment with Employer, Employee will not, except as required by Employee’s duties for Employer and for the benefit of Employer, or with the prior written consent of the Board of Directors, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee’s name to be used in connection with, any business or enterprise which is engaged in the (i) same upscale, select service segment as Cambria Suites or any successor or substantially similar Employer brand, (ii) mid-market or economy hotel franchising business, or (iii) any other line of business in which Employer is materially engaged at the time of termination (together, “Competing Business”) in the United States or Canada; provided, however, the foregoing shall not be construed as preventing Employee from (i) investing his assets in (A) the securities of any Competing Business that is a public company; or (B) the securities of any Competing Business that is a privately held corporation, limited partnership, limited liability company or other business entity, if such holdings are passive investments of one percent (1%) or less of such entity’s outstanding securities; or (ii) becoming an employee, agent or representative of, consultant to, or otherwise connected with any business entity that has multiple lines of business, some of which are not a Competing Business, if Employee’s services for such entity are restricted so that he will provide no services or other assistance in support of, and will not otherwise be involved with, any such Competing Business conducted by such entity.

(c) During the Term and for a period of two (2) years after its expiration or termination, Employee agrees not to solicit for employment, directly or indirectly, on his behalf or on behalf of any person or entity, other than on behalf of Employer, any person employed by Employer, or its subsidiaries or affiliates during such period, unless Employer consents in writing; provided that Employee shall not be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by Employee and responds to any general public advertisement or (ii) was not an employee of Employer during the three (3) month period prior to commencement of employment discussions between Employee and such employee. Additionally, during such period, Employee agrees not to solicit for business nor to solicit to end their relationship with Employer any person or entity who was a franchisee of Employer (or its subsidiaries) during the Term; provided, however, the foregoing shall not be construed as preventing Employee from soliciting business from any such franchisee that is for a line of business other than any Competing Business.

(d) Employee acknowledges and agrees that the restrictions contained in this Section 5 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of Employer, that Employer would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by Employer should Employee breach any of those provisions. Employee represents and acknowledges that (i) Employee has been advised by Employer to consult Employee’s own legal counsel in respect of this Agreement, and (ii) that Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Employee’s counsel. Employee further acknowledges and agrees that a breach of any of the restrictions in this Section 5 cannot be adequately compensated by monetary damages and that Employer shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other appropriate equitable relief, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event that any of the provisions of this Section 5 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

6. Notices. Any notice, request or demand required or permitted to be given under this Agreement shall be in writing, and shall be delivered personally to the recipient or, if sent by certified or registered mail or overnight courier service to his residence in the case of Employee, or to its principal office in the case of Employer, return receipt requested. Such notice shall be deemed given when delivered if personally delivered or when actually received if sent certified or registered mail or overnight courier.

7. Constructive Termination.

(a) Nothing contained in this Agreement is intended to nor shall be construed to abrogate, limit or affect the powers, rights and privileges of (i) Employee to resign from the positions set forth in Section 1 during the Term pursuant to the terms set forth in this Agreement or (ii) the Board of Directors or Employer’s stockholders to remove Employee from the positions set forth in Section 1, with or without Cause (as defined in Section 10 below), during the Term or to elect someone other than Employee to those positions, as provided by law and the By-Laws of Employer. In the event Employer elects to terminate Employee’s employment without Cause, Employer must provide Employee with fourteen (14) days’ prior written notice.

(b) If Employee is Constructively Terminated (as defined in Section 7(c) below), it is expressly understood and agreed that Employee’s rights under this Agreement shall in no way be prejudiced except as expressly otherwise provided for herein. Employee shall, at his sole discretion, either (i) assume another position with Employer under a title and terms that are mutually agreed upon by Employer and Employee or (ii) be entitled to receive all forms of compensation referred to in Sections 3(a) and (b) above for two (2) years (the “Constructive Termination Severance Period”), payable in installments in accordance with Employer’s payroll cycle, including bonuses (calculated based only on the actual payout of the corporate objectives portion of the bonus as all Employer’s officers receive in a given year) but excluding ungranted stock options and restricted shares. Such payments shall be in addition to the payments and benefits set forth in Section 12 hereof. Additionally, all unvested shares of restricted Common Stock and stock options and restricted stock units (other than the 2012 PBRS and the PVRS) then held by Employee shall continue to vest as otherwise set forth herein during the Constructive Termination Severance Period. With respect to the 2012 PBRS, in the event of Constructive Termination during the Term of this Agreement, Employee will be entitled to vesting of a fraction of the 2012 PBRS at 100% of target, the numerator of which is the amount of time from the Effective Date until the date of Constructive Termination (rounded to the nearest whole number of years) and the denominator of which is five (5) years. With respect to the PVRS, such shares will not continue to vest following any such Constructive Termination, nor will they immediately become vested or exercisable immediately following any such Constructive Termination. If required under section 409A of the Internal Revenue Code (the “Code”), any payments which would otherwise be made to Employee during the first six (6) months following the date of Constructive Termination will be deferred and paid to Employee in a lump sum amount six (6) months following the date of Constructive Termination together with interest at the Applicable Federal Rate (the “AFR”) on such date; provided, however, that any payments or benefits provided under this Section 7(b) that may be considered deferred compensation under section 409A of the Code but that do not exceed the Section 409A Limit (as defined below) and which qualify as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii), may be paid within the first six (6) months following Employee’s Constructive Termination under this Agreement; provided, further, that amounts that are exempt from section 409A under the “short-term deferral” exemption may also be paid within the first six (6) months following Employee’s Constructive Termination under this Agreement. For purposes of this Agreement, “Section 409A Limit” means two (2) multiplied by the lesser of: (i) the annualized compensation paid to Employee during Employer’s taxable year preceding the taxable year of Employee’s Constructive Termination as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any related Internal Revenue Service guidance; or (ii) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such Constructive Termination occurs. With respect to Constructive Terminations occurring following April 30, 2013 (the originally scheduled “Termination Date” of the First Amended Employment Agreement) installment payments hereunder shall be considered separate payments for purposes of section 409A. Additionally, to the extent permitted by law, if Employee is Constructively Terminated then Employer will provide Employee and his family health insurance coverage, through COBRA reimbursement, until the earlier of eighteen (18) months following such Constructive Termination or the date that Employee starts other full-time employment. From and after the date of Constructive Termination, Employee shall have no further obligation to provide any services to Employer under this Agreement, and shall not be required to mitigate damages but nevertheless shall be entitled in his sole discretion to pursue other employment. Employer agrees that, if Employee’s employment is terminated during the Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by Employer. Further, the amount of any payment provided hereunder shall not be reduced by any compensation otherwise earned by Employee. Employee’s eligibility to receive the benefits described in this subparagraph 7(b) shall be conditioned upon Employee’s executing and not revoking (within a period not to exceed twenty eight (28) days from when it is provided to him) Employer’s standard release agreement in which Employee, among other things, releases all claims against Employer. Such release must be irrevocably effective within sixty (60) days following the Constructive Termination. Subject to the six (6) month delay above, the payments shall begin or be made on the sixtieth day following the Employee’s Constructive Termination.

(c) For purposes of this Agreement, “Constructively Terminated” shall mean, and “Constructive Termination” shall mean termination of employment with Employer of Employee after the occurrence of, (i) Employer’s removal or termination of Employee other than in accordance with Section 10 (a) – (d), (ii) failure of Employer to place Employee’s name in nomination for election or re-election to the Board of Directors, (iii) assignment of duties by Employer inconsistent with Section 1, (iv) a decrease in Employee’s compensation or benefits, (v) a change in Employee’s title or the line of reporting set forth in Section 1, (vi) a significant reduction in the scope of Employee’s authority, position, duties or responsibilities, (vii) the relocating of Employee’s office location to a location more than 25 miles from Employee’s prior principal place of employment; (viii) a change in Employer’s annual bonus program which would adversely affect Employee or (ix) any other material breach of this Agreement by Employer. Except in the case of bad faith, Employer shall have an opportunity to cure the basis for Constructive Termination during the fourteen (14) day period after written notice by Employee to Employer of material breach. If Employer fails to cure such basis within such fourteen (14) day period, Employee shall be considered to have been Constructively Terminated as of the last day of such fourteen (14) day period.

8. Waiver of Breach. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9. Assignment. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. The obligations of Employee hereunder may not be assigned or delegated.

10. Termination of Agreement. This Agreement shall terminate upon the following events and conditions:

(a) Upon expiration of the Term. In the event of termination due to such expiration, granting and vesting of all Annual Awards and options and shares, including without limitation the PVRS, will cease as of the date of such termination.

(b) After written notice by Employer, for Cause, which means a reasonable determination by the Board of Directors (i) of Employee’s gross negligence, willful misconduct or willful nonfeasance in the performance of duties to Employer, (ii) of Employee’s material breach of this Agreement, (iii) of Employee’s conviction following final disposition of any available appeal of a felony, or pleading guilty or no contest to a felony, or (iv) after an investigation in which Employee is accorded his right of due process that Employee has committed a material violation of Employer’s anti-harassment, ethics, discrimination or other similarly significant business policies. Employee shall be entitled to fourteen (14) days advance written notice of termination, except in the case of clause (iii) or if the basis for termination constitutes willful misconduct on the part of Employee involving dishonesty or bad faith, in which case the termination shall be effective upon receipt of notice. Such written notice shall specify in reasonable detail the grounds for Cause and Employee shall have an opportunity to contest or cure such basis for termination during the fourteen (14) day period after receipt of written notice. In the event of a termination for Cause, granting and vesting of all Annual Awards and options and shares, including without limitation the 2012 PBRS and the PVRS, will cease as of date of such termination.

(c) Upon written notice by Employer, subject to state and federal laws, if Employee is unable to perform the essential functions of the services described herein, after reasonable accommodation, for more than 180 days (whether or not consecutive) in any period of 365 consecutive days. In the event of such termination, all unvested shares of restricted Common Stock and stock option then held by Employee shall continue to vest in accordance with their terms, except for the 2012 PBRS and the PVRS. With respect to the 2012 PBRS, Employee will be entitled to vesting of a fraction of the 2012 PBRS at 100% of target, the numerator of which is the amount of time from the Effective Date until the date of such termination (rounded to the nearest whole number of years) pursuant to this Section 10(c) and the denominator of which is five (5) years. With respect to the PVRS, such shares will not continue to vest following such termination, nor will they immediately become vested or exercisable immediately following such termination.

(d) Upon Employee’s death during the Term. In the event of such termination, all unvested shares of restricted Common Stock and stock option then held by Employee shall continue to vest in accordance with their terms, except for the 2012 PBRS and the PVRS. With respect to the 2012 PBRS, Employee will be entitled to vesting of a fraction of the 2012 PBRS at 100% of target, the numerator of which is the amount of time from the Effective Date until date of death (rounded to the nearest whole number of years) and the denominator of which is five (5) years. With respect to the PVRS, such shares will not continue to vest following such termination, nor will they immediately become vested or exercisable immediately following such termination.

(e) Upon termination of employment of Employee, after written notice by Employee to Employer of voluntary resignation of Employee, which resignation shall not be effective, if such resignation is not a Change of Control Termination or due to Constructive Termination, until the expiration of ninety (90) days after providing such written notice of resignation. In the event of such voluntary resignation, granting and vesting of all Annual Awards and options and shares, including without limitation the 2012 PBRS and the PVRS, will cease as of the date of such termination.

11. Change of Control Severance.

(a) If, within twelve (12) months after a Change in Control, as defined in Section 11(c), there occurs a Change of Control Termination, as defined in Section 11(d), Employee shall receive as severance compensation a payment in an amount equal to all forms of compensation referred to in Sections 3(a) and (b) above for two and one-half (2  1/2) years (the “Change of Control Termination Severance Period”), to the extent the Change in Control Termination occurs after April 30, 2013 (the originally scheduled “Termination Date” of the First Amended Employment Agreement) and the Change in Control constitutes a “change in control event” within the meaning of Section 409A, payable in a lump sum, including bonuses (calculated at 100% of target) but excluding ungranted stock options and restricted shares. In all other cases the severance compensation shall be paid in installments in accordance with Employer’s payroll cycle. Such payments shall be in addition to the payments and benefits set forth in Section 12 hereof. Additionally, all unvested shares of restricted Common Stock, stock options and stock units then held by Employee (including the 2012 PBRS but excluding the PVRS) shall automatically become fully vested (in the case of the 2012 PBRS assuming performance at maximum) and any and all restrictions thereon shall lapse immediately prior to the date of such Change of Control Termination. With respect to the PVRS, such shares will not continue to vest following any such Change of Control Termination, nor will they immediately become vested or exercisable immediately following any such Change of Control Termination except as may be specifically provided otherwise in writing related to the relevant grant. If required under section 409A of the Code, any payments which would otherwise be made to Employee during the first six (6) months following the date of the Change of Control Termination will be deferred and paid to Employee in a lump sum amount six (6) months following the date of the Change of Control Termination together with interest at the AFR on such date; provided, however, that any payments or benefits provided under this Section 11(a) that may be considered deferred compensation under section 409A of the Code but that do not exceed the Section 409A Limit (as defined in Section 7(b) above) and that qualify as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii), may be paid within the first six (6) months following Employee’s Change of Control Termination under this Agreement; provided, further, that amounts that are exempt from section 409A under the “short-term deferral” exemption may also be paid within the first six (6) months following Employee’s Change in Control Termination under this Agreement. With respect to Change in Control Terminations occurring following the originally scheduled “Termination Date” of the First Amended Employment Agreement, installment payments hereunder shall be considered separate payments for purposes of section 409A. Additionally, to the extent permitted by law, Employer will provide Employee and his family health insurance coverage, through COBRA reimbursement, until the earlier of eighteen (18) months following such Change of Control Termination and the date that Employee starts other full-time employment.

(b) Employee’s eligibility to receive the benefits described in Section 11(a) shall be conditioned upon Employee’s executing and not revoking (within a period not to exceed twenty eight (28) days from when it is provided to him) Employer’s standard release agreement in which Employee, among other things, releases all claims against Employer. Such release must be irrevocably effective within sixty (60) days following the Change in Control Termination. Subject to the six (6) month delay above, the payments shall begin or be made on the sixtieth day following the Employee’s Change in Control Termination.

(c) A Change in Control of Employer shall occur upon the happening of the earliest to occur of the following:

(1) Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (i) Employer, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of Employer, (iii) any corporations owned, directly or indirectly, by the stockholders of Employer in substantially the same proportions as their ownership of stock, or (iv) an Existing Stockholder) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 33% or more of the combined voting power of Employer’s then outstanding voting securities. For purposes of this subparagraph, an “Existing Stockholder” means:

(A) (i) Stewart Bainum, his wife, all the lineal descendents of Stewart Bainum, his wife, their lineal descendants, and their spouses (so long as they remain spouses) and adopted children of such descendents; (ii) all trusts of the benefit of any persons described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) and (ii); and (iv) all partnership, corporation, limited liability companies or other entities controlled by the persons described in clauses (i), (ii) or (iii) (such persons referred to in this clause (A) collectively, “Bainum Affiliates”); or

(B) any other stockholder of Employer which, together with such stockholder’s affiliates, owns more than 5% of the common stock of Choice Hotels International, Inc. as of May 25, 2012, so long as the Bainum Affiliates continue to own more common stock of Choice Hotels International, Inc. than such stockholder.

(2) Individuals constituting the Board of Directors on the Effective Date and the successors of such individuals (“Continuing Directors’) cease to constitute a majority of the Board of Directors. For this purpose, a director shall be a successor if and only if he or she was nominated by a Board of Directors (or a Nominating Committee thereof) on which individuals constituting the Board of Directors on the Effective Date and their successors (determined by prior application of this sentence) constituted a majority.

(3) The stockholders of Employer approve a plan of merger or consolidation (“Combination”) with any other corporation or legal person, other than a Combination which would result in stockholders of Employer immediately prior to such Combination owning, immediately thereafter, more than sixty-five percent (65%) of the combined voting power of either the surviving entity or the entity owning directly or indirectly all of the common stock, or its equivalent, of the surviving entity; provided, however, that if stockholder approval is not required for such Combination, the Change in Control shall occur upon the consummation of such Combination.

(4) The stockholders of Employer approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer’s stock and/or assets, or accept a tender offer for substantially all of Employer’s stock (or any transaction having a similar effect); provided, however, that if stockholder approval is not required for such transaction, the Change in Control shall occur upon consummation of such transaction.

(d) “Change of Control Termination” shall mean and include the termination of Employee’s employment with Employer at any time during the twelve (l2) month period after a Change of Control if such termination is (i) by Employer without Cause or (ii) a Constructive Termination.

(e) In the event that the benefits provided to Employee in this Agreement (including, without limitation, acceleration of vesting) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 11(e), would be subject to the excise tax imposed by Section 4999 of the Code or deduction disallowance under Section 280G of the Code (“Excess Benefits”), then Employee and the Company agree that, at Employee’s election, (i) such benefits shall be delivered as to such lesser extent which would result in no portion of such severance benefits being Excess Benefits, or (ii) such benefits shall be delivered to Employee as otherwise provided in this Agreement. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 11(e) shall be made in writing in good faith by the accounting firm then serving as the Company’s independent public accountants (the “Accountants”). A reduction in benefits hereunder shall occur in a manner calculated to deliver the greatest value to Employee. For purposes of making the calculations required by this Section 11(e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section.

12. Compensation and Benefits Except as Superseded by this Agreement. If the Employee’s employment is terminated by him or the Employer for any reason during the term of this Agreement, and except with respect to any cash severance or as otherwise expressly superseded by this Agreement, Employee shall be entitled to all accrued post-termination compensation and benefits as determined under and paid in accordance with the Employer’s retirement, insurance and other compensation or benefit plans, programs or arrangements.

13. Legal Fees. Employer shall reimburse Employee for all reasonable attorneys’ fees incurred in connection with the negotiation and execution of this Agreement, up to a maximum of $20,000. Such reimbursement will occur by no later than March 15 of the calendar year following the year in which such expenses are incurred.

14. Tax Indemnity. In the event Employee incurs any penalty, interest, or additional taxes imposed under section 409A of the Code and the corresponding regulations with respect to amounts payable by the Employer or its affiliates under this Agreement or otherwise, Employer shall indemnify and hold Employee harmless for any such taxes, penalty, or interest and any additional federal, state, or local income or employment taxes imposed on Employee due to satisfaction of the foregoing indemnification, by payment of an additional amount that causes Employee’s After-Tax Proceeds from such payment to equal the After-Tax Proceeds that Employee would have had if section 409A of the Code had not applied. Employee shall give Employer timely notice of any IRS notices and proceedings to which this indemnity obligation applies. Any and all amounts incurred by Employee in a year which are subject to Employer’s indemnification obligations shall be paid by Employer in that year (or pursuant to such other schedule or at such other times as may be required to comply with section 409A of the Code).

15. D&O Insurance; Indemnification. Employer shall indemnify Employee against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection with any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative that Employee is made a party to by reason of the fact that he is or was performing services as an officer or director of Employer or any of its subsidiaries to the same extent and on the same terms that such indemnification is provided to the other directors and most senior executives of Employer. If applicable, such indemnification shall continue as to Employee even if he has ceased to be an employee, officer or director of Employer and shall inure to the benefit of his heirs and estate. During Employee’s employment with Employer and from and after the date that Employee’s employment is terminated for whatever reason, Employee shall receive the same benefits provided to any of Employer’s officers and directors under any D&O insurance or similar policy, indemnification agreement or Employer policy or under the certificate of incorporation or by-laws of Employer.

16. Arbitration.

(a) In the event of any dispute or claim relating to or arising out, directly or indirectly, of Employee’s employment relationship with Employer, this Agreement, or the termination of employment with Employer for any reason (including, but not limited to, any claims of breach of contract, tort, wrongful termination, violation of any law, or unlawful discrimination, harassment or retaliation), Employee and Employer agree that all such disputes shall be fully resolved by private, binding arbitration conducted by the American Arbitration Association (“AAA”) before a single arbitrator in Montgomery County, Maryland under the AAA’s Employment Arbitration Rules then in effect, which rules are available online at the AAA’s website at www.adr.org or by requesting a copy from Employer’s Human Resources Department. The arbitrator shall be a currently licensed attorney with at least ten (10) years experience in employment law in the United States. This arbitration provision shall apply to any and all claims asserted by Employee against Employer or any of its affiliates, and each of their respective employees, officers, agents, attorneys, owners, directors, or affiliates, and any and all claims against you by those entities.

(b) The arbitrator shall permit the parties to conduct reasonable discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. This arbitration agreement shall provide the exclusive remedy of the parties to seek redress of claims, and each party knowingly and voluntarily waives the right to a trial before a judge or jury, and any right he, she, or it might have to seek redress in any other forum, except for the right to file a charge with applicable administrative agencies (including, but not limited to the National Labor Relations Board, Equal Employment Opportunity Commission, the Maryland Workers’ Compensation Commission or Division of Unemployment Insurance ). If Employee still has the right to and chooses to pursue such administrative claim after exhausting all administrative remedies, such claim would be subject to arbitration under this arbitration agreement to the extent permitted by applicable law.

(c) In any arbitration conducted under this provision, each party will bear his, her or its own fees, expenses and costs associated with the arbitration, provided that, to the extent applicable law requires Employer to pay any of Employee’s portion of the fees, expenses and costs of the AAA and the arbitrator to make the arbitration agreement enforceable, Employer will pay or reimburse Employee for such fees, expenses and costs; and provided further, to the extent applicable law provides for the award of reasonable attorneys’ fees and costs to the prevailing party, the arbitrator may award such fees and costs.

(d) In the event any provision of this arbitration agreement is found to be unenforceable by an arbitrator or court, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision or deleted such that the enforceability of the remaining provisions remain unaffected. If the court or arbitrator declines to modify this arbitration agreement to render it enforceable, the parties agree to do so. This arbitration agreement shall be interpreted and construed under the Federal Arbitration Act and the Maryland Uniform Arbitration Act.

17. Survival. The rights and obligations of Employee and Employer set forth in this Agreement shall survive any termination or expiration of this Agreement to the extent that such rights and obligations are intended by their terms to so survive.

18. Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19. Entire Agreement. This instrument contains the entire agreement of the parties concerning the subject matter. It may be changed only by an agreement in writing signed by both parties. This Agreement supersedes all previous agreements, discussions or understandings between the parties with respect to the subject matter hereof. The First Amended Employment Agreement is hereby terminated and is of no further force or effect. This Agreement shall be governed by the laws of the State of Maryland, and any disputes arising out of or relating to this Agreement shall be brought and heard in any court of competent jurisdiction in the State of Maryland.

20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

Employer:

CHOICE HOTELS INTERNATIONAL, INC.

By: /s/ Patrick Cimerola

Title: SVP, Human Resources & Administration

Employee:

/s/ Stephen P. Joyce